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                                                         EXHIBIT 12.1

                                                     PROTECTION ONE, INC.

                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                        (IN THOUSANDS)



                                                   PROTECTION ONE                                                 PREDECESSOR
                                                   ----------------------------------------------------------    ---------------

                                                                                                                     53 Weeks
                                                   Year Ended  Year Ended   Year Ended  Year Ended   Year Ended      Ended
                                                    December    December     December    December    December        December
                                                   31, 2000     31, 1999     31, 1998    31, 1997    31, 1996        30, 1996
                                                   ----------  --------------------------------------------------  -------------


    Earnings:
        Net loss                                  $   (57,171)  $ (80,736)  $ (17,833)   $(42,315)  $    (656)      $  (4,860)
        Adjustments:
           Extraordinary (gain) loss                  (49,273)      1,691      (1,591)      --         --              --
           Consolidated provision for income taxes    (35,872)    (27,108)     (3,689)    (28,405)       (310)         (2,978)
           Fixed charges less interest income          60,332      87,037      56,129      33,483          15          10,879
                                                   ----------  ----------  ----------   ---------  ----------      ----------

    Earnings as adjusted (A)                          (81,984)    (19,116)     33,016     (37,237)       (951)          3,041
                                                   ==========  ==========  ==========   =========  ==========      ==========


    Fixed Charges:
        Interest on debt and capitalized leases        59,322      84,691      55,990      33,483          15          10,879
        Amortization of deferred financing costs        1,010       2,346         139       --         --              --
                                                   ----------  ----------  ----------   ---------  ----------      ----------

    Fixed Charges (B)                                  60,332      87,037      56,129      33,483          15          10,879
                                                   ==========  ==========  ==========   =========  ==========      ==========


    Ratio of earnings to fixed charges (A) divided     (1.36))     (0.22)       0.59       (1.11)     (63.40)           0.28

    Deficiency of earnings to fixed charges          142,316     106,153      23,113      70,720         966           7,838
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